Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

RESULTS OF THE THIRD FISCAL QUARTER ENDED MAY 31, 2009

Warren, PA. July 15, 2009/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the third fiscal quarter and nine month period ended May 31, 2009.

Net income for the three months ended May 31, 2009 was $17.3 million and a net loss of $20.6 million for three months ended May 31, 2009; an increase in net income of $37.9 million from the prior year quarter. Net income for the nine months ended May 31, 2009 and 2008 was $17.3 million and a net loss of $40.3 million respectively, an increase of $57.6 million in net income from the prior nine month period.

Net sales for the three months ended May 31, 2009 were $498.3 million compared to $788.9 million for the prior year quarter. This was a decrease of $290.6 million or 36.8% from the prior year quarter. This was offset by an increase in retail petroleum sales volumes as well as an increase in retail merchandise sales. Net sales for the nine months ended May 31, 2009 and 2008 were $1,703.6 million and $2,146.2 million, respectively, which was a decrease of $442.6 million or 20.6% from the prior year period. The decrease for the quarter and nine months was primarily attributed to the decrease in selling prices of petroleum products, which generally reflected the decline in worldwide petroleum prices from period to period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended May 31, 2009 and 2008 were $35.0 million and ($20.1) million respectively. This was an increase in EBITDA of $55.1 million from the prior year quarter. EBITDA for the nine months ended May 31, 2009 and 2008 was $65.6 million and ($24.5) million respectively, an increase in EBITDA of $90.1 million from the prior year nine month period.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization. EBITDA is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2009	May 31, 2008*	May 31, 2009	May 31, 2008*
	(dollars in thousands)
Net Sales	$498,312	$788,949	$1,703,592	$2,146,235
Operating Income	$29,566	$(26,390)	$48,829	$(45,497)
Net Income	$17,333	$(20,549)	$17,321	$(40,338)
Income Tax Expense	$12,048	$(14,280)	$12,039	$(28,030)
EBITDA (1)	$34,978	$(20,110)	$65,567	$(24,528)

(1)	EBITDA Reconciliation:

EBITDA Reconciliation

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31, 2009	May 31, 2008*	May 31, 2009	May 31, 2008*
	(dollars in thousands)
Net Income	$17,333	$(20,549)	$17,321	$(40,338)
Interest Expense	8,838	9,266	27,370	27,595
Income Tax Expense	12,048	(14,280)	12,039	(28,030)
Depreciation	4,028	4,058	12,204	12,138
Amortization	1,961	1,395	5,863	4,107
Extinguishment of Debt	(9,230)	—	(9,230)	—

EBITDA	$34,978	$(20,110)	$65,567	$(24,528)

*	During the quarter ended February 28, 2009 the Company changed its method of accounting for inventories during interim periods from adjusting the inventory LIFO reserve on an annual basis to adjusting the inventory LIFO reserve on a quarterly basis. We believe this change in method of accounting better reflects interim results consistent with annual LIFO. Accordingly, the Company has reflected the change in accounting in the current quarter and retrospectively applied this policy to its previously issued financial statements for the three and nine months ended May 31, 2008. This change does not impact cash flows and does not impact annual financial statements.

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 367 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500